Exhibit (a)(1)(K)

FOR IMMEDIATE RELEASE

EBRO PULEVA ANNOUNCES SUCCESSFUL

COMPLETION OF TENDER OFFER FOR RIVIANA

Madrid, Spain, September 2, 2004 - Ebro Puleva S.A. (Mercado Continuo: EVA) today announced the successful completion of the subsequent offering period for Ebro Puleva’s tender offer by its direct and indirect wholly-owned subsidiary, Ebro Puleva Partners G.P., to purchase all of the outstanding shares of common stock of Riviana Foods Inc. (Nasdaq: RVFD) for $25.75 per share in cash. The offer expired at 5:00 p.m., New York City time, on Wednesday, September 1, 2004.

According to The Bank of New York, the depositary for the offer, 13,947,076 shares of Riviana common stock were validly tendered in the initial offering period and subsequent offering period and not withdrawn, out of 14,529,823 shares of common stock then outstanding, or approximately 96 percent of all outstanding shares of common stock of Riviana. Ebro Puleva announced that Ebro Puleva Partners has accepted for payment all of the Riviana shares validly tendered in the offer.

Because Ebro Puleva Partners has acquired more than 90 percent of the outstanding shares of common stock of Riviana, it intends to effect a “short-form” merger under Delaware law without action by any other stockholder. Ebro Puleva Partners has formed a wholly-owned subsidiary, Ebro Puleva, Inc., for the purposes of consummating the merger. On the consummation of the merger, Ebro Puleva, Inc., will be merged with and into Riviana and each remaining share of Riviana’s common stock will be converted into the right to receive $25.75 in cash, and Riviana will become a wholly-owned subsidiary of Ebro Puleva Partners.

About Ebro Puleva S.A.

Ebro Puleva S.A. is the number one group in the Spanish food sector in terms of turnover, profits and market capitalisation. It is leader in the sugar, rice and dairy sectors and has a wide array of leading brands, such as Puleva®, Ram®, Leyma® and El Castillo® in the dairy sector; Azucarera® and Sucran® in the sugar sector; and Brillante®, Nomen®, La Cigala®, La Fallera®, Oryza®, Bosto®, Reis Fit®, Riceland®, Danrice® and Risella® in the rice sector. Visit our website at www.ebropuleva.com

About Riviana Foods

Based in Houston, Texas, Riviana Foods Inc. is one of the largest processors, marketers and distributors of branded and private label rice products in the United States. Principal brands include Mahatma®, Carolina® and Success®. The Company has additional food operations in Central America and Europe. Visit Riviana ´s website at www.riviana.com.

Forward Looking Statements:

Statements in this press release that are not historical, are forward-looking statements that are estimates reflecting the best judgement of Ebro Puleva based on currently available information. Such forward-looking statements involve actual knowledge and unknown risks, uncertainties, contingencies, and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Ebro Puleva and Riviana, include, but are not limited to the satisfaction of the conditions to closing, general economic factors and capital market conditions, and general industry trends. None of Ebro Puleva, Ebro Puleva Partners or Riviana, undertakes any obligation (and they expressly disclaim any such obligation) to update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

Other Information:

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Ebro Puleva S.A. has filed with the United States Securities and Exchange Commission (the “Commission”) a tender offer statement on Schedule TO, as amended, and Riviana Foods Inc. has filed with the Commission a solicitation/recommendation statement on Schedule 14D-9, as amended, with respect to the tender offer. Riviana stockholders are advised to read Ebro Puleva’s tender offer statement, as amended, and Riviana’s solicitation/recommendation statement, as amended, because they contain important information about Ebro Puleva, Riviana, the tender offer and the merger. Riviana stockholders may obtain free copies of these statements from the Commission’s website at www.sec.gov, or by contacting Georgeson Shareholder Communication Inc., toll-free at (800) 223-2064.

Contacts:

Ebro Puleva S.A.:

Media
Miguel Angel Aguirre Telephone: +34 91 724 5374 E-mail: comunicacion@ebropuleva.com

Investors
Victor Gonzalez Telephone: +34 91 724 5441 E-Mail: oficinadelaccionista@ebropuleva.com